Jeffrey Schwartz to Join Asianada as
Chairman and CEO

Beverly Hills, CA—October 27, 2008—Asianada, Inc. (OTCBB: ASND.OB) announced today that it signed a letter of intent to hire Jeffrey Schwartz as its Chairman and CEO and to acquire certain assets of Grupo Grandioso, LLC. Mr. Schwartz brings significant experience to Asianada, having formally been president and CEO of both Autobytel and Autoweb, leading automotive marketing services companies traded on Nasdaq, and as a senior executive at The Walt Disney Company, responsible for corporate alliance business development. Most recently, Mr. Schwartz was founder and managing partner of Vertical Passion Media, LLC, a media and marketing services company building advertising and lead generation assets.

The closing of the transaction and Mr. Schwartz’s employment is subject to certain conditions, including execution of a definitive acquisition agreement and the completion of due diligence. There can be no assurance that the acquisition will be consummated or, if consummated, that it will be consummated on the terms set forth in the letter of intent.

“We are very pleased to be building Asianada with Jeffrey Schwartz heading the team. His experience in online marketing, combined with his proven ability to create shareholder value, is a perfect combination as we build this exciting company in the coming years,” said Rob Ellin, Partner at Trinad Capital.

Asianada’s strategic focus is acquiring various types of companies in performance marketing and online publishing. Asianada will accomplish this by utilizing the combined strengths of its media industry relationships and expertise of its officers and directors, including Jeffrey Schwartz, as Chairman and CEO of Asianada and Rob Ellin, Partner, Trinad Capital.

About Asianada, Inc.

Asianada Inc. is a development stage company whose mission is to build a unique combination of online publishing and performance marketing companies through asset acquisition, merger, exchange of capital stock, or other business combination with a domestic or foreign business.

Safe Harbor

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, about ASND.  Forward-looking statements are statements that are not historical facts. Such forward-looking statements, based upon the current beliefs and expectations of ASND's management, are subject to risks and uncertainties, which could cause actual results to differ from the forward-looking statements. The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements:  failure of the asset acquisition from Vertical Passion Media to be completed; general economic conditions; geopolitical events and regulatory changes; requirements or changes adversely affecting the businesses in which Asianada will be engaged; demand for the products and services that Asianada provides, as well as other relevant risks detailed in ASND's filings with the Securities and Exchange Commission. The information set forth herein should be read in light of such risks. ASND assumes no obligation to update the information contained in this press release.

Contact Info:

Asianada, Inc.
Michael Saltzman
Saltzman Communications
139 S. Beverly Drive
2nd Floor
Beverly Hills, CA 90212
310-271-5789
Michael@saltzmanpr.com